EXHIBIT 99.6

                                                            DATE: APRIL 8, 2009

                     AMENDED AND RESTATED TRADE CONFIRMATION

                    CHINA SHEN ZHOU MINING & RESOURCES, INC.

              US$28,000,000 6.75% SENIOR CONVERTIBLE NOTES DUE 2012


Securities:           US$28,000,000  6.75% Senior Convertible Notes due 2012
                      (the "Notes") issued by China Shen Zhou Mining &
                      Resources, Inc. (the "Company")

Seller:               Citadel Equity Fund Ltd., its affiliates or assignees
                      ("Citadel")

Buyer:                China Mining Resources Group Ltd. ("CMR")

Transaction:          Subject to the granting of the listing of, and the
                      permission to deal in the Stock Consideration by The Stock
                      Exchange of Hong Kong Limited ("HKEx") to CMR (the
                      "Listing Approval") and the other terms and conditions set forth herein, Citadel hereby agrees to sell, transfer and deliver to CMR or its nominee, and CMR hereby agrees to acquire and accept or to procure its nominee to acquire and accept from Citadel, all rights and interest in the Notes and all rights and interest under the Transaction
                      Documents (as such term is defined in the Note Purchase
                      Agreement (the "Note Purchase Agreement"), dated December
                      21, 2006, between the Company and Citadel) on the Settlement Date.

                      In consideration of the foregoing transaction, CMR shall pay the Cash Consideration and deliver the Stock Consideration to Citadel and Citadel will deliver the Notes to CMR or its nominee as directed by CMR, in each case on the Settlement Date.

                      Citadel undertakes to sign, and use its reasonable endeavours to procure the Company to sign, any other documents and/or deeds as may be reasonably required by CMR so as to effect the transfer of all rights and interest in the Notes and all rights and interest under the Transaction Documents (as such term is defined in the Note Purchase Agreement) as from the Settlement Date.

Cash                  US$3,500,000 in cash
Consideration:


Stock                 104,132,000 new ordinary shares of HK$0.10 each in the
Consideration:        capital of CMR ("CMR Shares") (the "Stock Consideration"), which number of CMR Shares has been determined based on the value of US$3,500,000 divided by the closing price of HK$0.26 per CMR Share as quoted on HKEx on 31 March 2009, using the agreed exchange rate of US$1 to HK$7.7355.

Settlement Date:      The second business day in Hong Kong immediately following the granting of the Listing Approval by the HKEx to CMR
                      (or such other date as may be agreed between the parties hereto); provided that the representations and warranties of each of the parties hereto shall be true and correct in all material respects as of the date when made and as of the Settlement Date as though made at that time (except for representations and warranties that speak as of a specific date), and each party shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Amended and Restated Trade Confirmation to be performed, satisfied or complied with by such party at or prior to the Settlement Date.

Seller                Citadel hereby represents and warrants as follows:
Representation:
                      (a) it solely and beneficially owns the Notes, free from all taxes, liens, claims, encumbrances and charges;

                      (b) there are no outstanding rights, options, subscriptions or other agreements or commitments obligating Citadel to sell or transfer the Notes and the Notes are not subject to any lock-up or other restriction on their transfer or on the ability of CMR to sell or transfer the Notes;

                      (c) Citadel has all requisite power and authority to execute, deliver and perform its obligations under this Amended and Restated Trade Confirmation;

                      (d) this Amended and Restated Trade Confirmation has been duly and validly authorized, executed and delivered on behalf of Citadel and constitutes the legal, valid and binding obligation of Citadel enforceable against Citadel in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies;

                      (e) the execution, delivery and performance by Citadel of this Amended and Restated Trade Confirmation and the consummation by Citadel of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of the Citadel, or (ii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to Citadel, except in the case of clause (ii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Citadel to perform its obligations hereunder;

                      (f) Citadel has taken no action that would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments relating to this Amended and Restated Trade Confirmation or the transactions contemplated hereby;

                      (g) Citadel has paid any and all amounts and charges due and owing to the Company and there are no unpaid amounts or charges claimed to be due to the Company from Citadel;

                      (h) Other than the termination of the Voting Agreement on April 27, 2007, and the amendment of the Indenture on May 17, 2007, September 28, 2007 and December 21, 2007, the Transaction Documents have not been amended, terminated or supplemented, and such Transaction Documents, including the Share Pledge Agreement (as such term is defined in the Note Purchase Agreement), continue to remain enforceable in accordance with its terms; and

                      (i) The Notes may be resold by Citadel to CMR without registration under the U.S. Securities Act of 1933, as amended.

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

Buyer                 CMR hereby represents and warrants as follows:
Representation:

                      (a) CMR has requisite corporate authority to enter into the Transaction and issue shares comprising the Stock Consideration without seeking the approval of its shareholders;

                      (b) this Amended and Restated Trade Confirmation has been duly and validly authorized, executed and delivered on behalf of the CMR and shall constitute the legal, valid and binding obligation of CMR enforceable against it in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies;

                      (c) the execution, delivery and performance by CMR of this Amended and Restated Trade Confirmation and the consummation by CMR of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of CMR, or (ii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to CMR, except in the case of clause (ii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of CMR to perform its obligations hereunder; and

                      (d) CMR has taken no action that would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments relating to this Agreement or the transactions contemplated hereby.

Covenant:             CMR shall use its reasonable endeavours to procure the
                      Listing Approval to be granted by the Listing Committee of HKEx as soon as possible.

Termination Right:    Both Citadel and CMR have the right to terminate this
                      Amended and Restated Trade Confirmation by giving written notice to the other party upon the earlier of the following events:

                      (a) the application for the Listing Approval being rejected by HKEx; and

                      (b) the Listing Approval not being granted within 21 days after the date of this Amended and Restated Trade Confirmation.

Entire Agreement:     This Amended and Restated Trade Confirmation (together
                      with the Assignment and Assumption Agreement of even date hereof executed between Citadel and Best Tone Holdings
                      Limited, a subsidiary of CMR) constitutes the whole agreement between the parties hereto and supersedes any previous agreements or arrangements between them relating to the subject matter hereof; and it is expressly declared that no variation shall be effective unless made in writing by the parties hereto.

Severability:         If any provision or part of a provision of this Amended
                      and Restated Trade Confirmation shall be, or be found by any authority or court of competent jurisdiction to be, invalid or unenforceable as for or against any party hereto for any reason, such invalidity or unenforceability shall not affect the other provisions or parts of such provisions of this Amended and Restated Trade
                      Confirmation, all of which shall remain in full force and effect.

Binding: The terms of this Amended and Restated Trade Confirmation shall be legally binding on the parties hereto in all respects.

Governing Law:        New York law

Confidentiality:      Each party agrees to notify the other prior to making any
                      public statement regarding the existence of this Amended and Restated Trade Confirmation or the terms hereof.

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

SIGNED AND AGREED AS OF THE DATE FIRST ABOVE WRITTEN:



CITADEL EQUITY FUND LTD.



By:      CITADEL ADVISORS LLC, ITS PORTFOLIO MANAGER



BY:

NAME:

TITLE:    AUTHORIZED SIGNATORY





CHINA MINING RESOURCES GROUP LIMITED



By:      /s/ YEUNG KWOK KUEN

NAME:    YEUNG KWOK KUEN

TITLE:   DIRECTOR














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